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                                                                   EXHIBIT 10.10


                               December 22, 1997


Mr. Marc Ferrie
1245 Vallejo Street
San Francisco, CA  94109

Dear Marc:

     It is my pleasure to offer you the position of Vice President of Engineering. Your expected start date is as early as possible the week of January 5, 1998.

     You will be compensated semi-monthly in arrears based on an annual salary of $150,000. You will also be eligible to receive additional bonus compensation of up to $25,000 per annum to be based on performance criteria to be established within 90 days after your commencement of employment. If you meet or exceed your performance criteria, your total cash compensation will be $175,000 per annum.

     You will also receive options to purchase 250,000 shares of Evolve Common Stock, vesting at a rate of 1/5th on your first anniversary of employment with the Company and 1/60th per month over a four-year period thereafter.

     Evolve also offers comprehensive health care benefits and a 401(k) plan. Enclosed please find a packet of information relating to benefits and other employment matters, including the Evolve Tahoe Trip, which I hope and your family can attend. Please contact Rosemary Tong, our Human Resources Manager, at (415) 439-4017 with any questions about these materials.

     As set forth in our Employment, Confidential Information and Inventions Assignment Agreement, you will be asked to sign as a condition of employment, Evolve's policy is that all employment and compensation with company is "at will" in that they can be terminated with or without cause, and with or without notice, at any time at the option of either Evolve or yourself, except as otherwise provided by law.

     We are very excited about having you on board. Please indicate your acceptance of this offer by faxing back a signed copy of this letter to me at
(415) 439-4093.

                                Sincerely,


                                John P. Bantleman
                                President and Chief Operating Officer

Accepted and agreed to:


By:
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        Marc Ferrie

Date:
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